Exhibit 99.1

Badger Meter Reports Fourth Quarter and Full Year 2020 Results

MILWAUKEE--(BUSINESS WIRE)--January 29, 2021--Badger Meter, Inc. (NYSE: BMI) today reported results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 Highlights

  Total sales of $112.3 million, an increase of 4% compared to $107.6 million in the comparable prior year quarter.
  Net earnings and diluted earnings per share (EPS) were $13.1 million and $0.45, respectively, compared to $12.3 million and $0.42 in the comparable prior year period.
  Deployed $29.1 million, net of cash acquired, for s::can GmbH (“s::can”) effective November 1, 2020, adding online water quality monitoring to existing trusted Badger Meter solutions.

Full Year 2020 Highlights

  Full year 2020 sales of $425.5 million, a slight increase compared to $424.6 million in 2019 reflecting the resiliency of the utility water industry.
  Strong incremental profitability with a 70 basis point increase in operating profit margins.
  Net earnings and diluted earnings per share (EPS) were $49.3 million and $1.69, respectively, compared to $47.2 million and $1.61 in the comparable prior year period.
  Generated $89.6 million of cash provided by operations, an 11% increase year-over-year.

“Badger Meter delivered another quarter of strong performance and an outstanding year in light of the many and varied challenges associated with managing through the pandemic,” said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer. “Our performance is the direct result of the durability of our business model and the efforts of our employees across the globe who have helped us safely maintain our operations and serve customers.”

Fourth Quarter Operating Results
Utility water sales increased 8% from the strong comparable prior year quarter, with the acquisition of s::can contributing approximately 3% of the sales increase. Existing AMI (advanced metering infrastructure) project installation schedules progressed and we experienced growth in sales of ultrasonic meters and ORION® Cellular radios with related BEACON® Software as a Service (SaaS). Sales of flow instrumentation products were 10% lower year-over-year, sequentially improved from the third quarter, yet continuing to reflect the sluggish activity across most of the varied industrial end markets served.

Operating margins of 15.1% were 10 basis points lower than the prior year’s 15.2%. Gross margin increased $2.9 million year-over-year, and gross margin percent increased 100 basis points to 39.2% from the prior year’s 38.2%. The quarter benefitted from favorable sales mix with higher SaaS, cellular radio and ultrasonic meter sales and favorable facility utilization. Margins were also supported by positive price/cost dynamics, the result of strategic pricing initiatives in advance of rising brass input costs. These benefits were partially offset by a discrete network sunset provision associated with future equipment upgrades for early-stage Code Division Multiple Access (“CDMA”) radio endpoints for a limited number of North American customers, along with the acquisition-related fair value step-up of acquired s::can inventory.

Selling, engineering and administration (“SEA”) expenses in the fourth quarter of 2020 of $27.1 million increased $2.3 million from the prior year’s $24.8 million with the inclusion of s::can and resulting acquisition-related intangible amortization along with higher personnel costs, partially offset by lower travel and other pandemic-impacted expenses. SEA leverage was 24.1% up from 23.0% in the comparable prior year quarter. The tax rate of 22.6% was modestly lower than the prior year’s 24.3%.

Full Year Recap and Outlook
Bockhorst continued, “Recapping 2020, our team successfully supported customers while managing through the unprecedented health and economic crisis. With the backdrop of countless changes to how we all do business, Badger Meter delivered utility water revenue growth, EBITDA margin and EPS expansion, robust working capital management and free cash flow, and strategic execution of our capital allocation priorities with accretive acquisitions and dividend growth. We are excited about the acquisition of s::can completed in the quarter and the recently announced acquisition of Analytical Technology, Inc. (“ATi) effective January 1, 2021. These accomplishments are a testament to the criticality of the water industry and the exceptional Badger Meter team.”

“While we anticipate the overall economic environment will remain uncertain, we are confident in our strategic growth plans and the fundamental long-term drivers of our offerings. Leveraging our industry-leading ORION® Cellular endpoints, along with current and future communication and software technologies, we are creating robust digital solutions to operationalize real-time data into actionable insights that drive better results and optimize operations. The inclusion of the recently acquired s::can and ATi portfolio of comprehensive and scalable water quality monitoring solutions will now allow us to deliver real-time water quality data to our customers. Access to real-time, on demand water quality parameters will enable water utilities to improve operational security, awareness and efficiency, while our industrial customers will benefit from process and discharge water quality monitoring.”

“Our order backlog, sales momentum, and encouraging pipeline of potential business gives us confidence as we start the new year. Our teams continue to focus on what we can control as we serve our customers and maintain safe operating environments. While strategic pricing initiatives have and continue to be implemented, the recent rapid and significant escalation in brass costs may be an impediment to near-term margin expansion opportunities.”

Bockhorst concluded, "Badger Meter is a company that has successfully managed through challenges over its 115-year history, and this pandemic is no exception. We are fortunate to navigate through this environment from a position of strength. We believe that the combination of our talented team, resilient portfolio of solutions and strong balance sheet uniquely position Badger Meter for success in 2021 and beyond as we work to protect the world’s most precious resource.”

Conference Call and Webcast Information
Badger Meter management will hold a conference call to discuss 2020 results today, January 29, 2021 at 10:00 AM CT/11:00 AM ET. The call and related presentation can be accessed via webcast through the Investor section of our website. Participants can register to take part in the call using this online registration link: http://www.directeventreg.com/registration/event/6277158. After registering, instructions will be shared on how to join the call. If online registration is unavailable, registration can also be accomplished by calling 888-869-1189 or 706-643-5902 and providing the conference ID number: 6277158. The webcast will be archived on the company’s website until its next earnings release.

Safe Harbor Statement
Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. Potential factors that could affect such forward-looking statements include the duration, severity and geographic spread of the COVID-19 pandemic, government actions to address or mitigate the impact of the COVID-19 pandemic, and the potential negative impacts of COVID-19 on the global economy, the company’s operations and those of our customers and suppliers. In addition, the company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter
With more than a century of water technology innovation, Badger Meter is a global provider of industry leading water solutions encompassing flow measurement, quality and other system parameters. These offerings provide our customers with the data and analytics essential to optimize their operations and contribute to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)

Net sales	$112,329	$107,556	$425,544	$424,625

Cost of sales	68,274	66,431	257,295	261,097

Gross margin	44,055	41,125	168,249	163,528

Selling, engineering and administration	27,093	24,782	103,093	101,380

Operating earnings	16,962	16,343	65,156	62,148

Interest expense (income), net	12	(27)	30	253
Other pension and postretirement costs	36	165	145	288

Earnings before income taxes	16,914	16,205	64,981	61,607

Provision for income taxes	3,820	3,931	15,638	14,430

Net earnings	$13,094	$12,274	$49,343	$47,177

Earnings per share:

Basic	$0.45	$0.42	$1.70	$1.63

Diluted	$0.45	$0.42	$1.69	$1.61

Shares used in computation of earnings per share:

Basic	29,057,249	29,039,296	29,052,301	29,028,204

Diluted	29,257,929	29,227,804	29,229,868	29,220,165

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	December 31,	December 31,
	2020	2019
	(Unaudited)

Cash and cash equivalents	$72,273	$48,871
Receivables	61,689	61,365
Inventories	81,586	81,948
Other current assets	5,303	7,910
Total current assets	220,851	200,094

Net property, plant and equipment	82,705	85,761
Intangible assets, at cost less accumulated amortization	53,598	48,163
Other long-term assets	22,518	16,617
Goodwill	88,708	71,258
Total assets	$468,380	$421,893

Liabilities and Shareholders' Equity

Short-term debt	$-	$4,480
Payables	34,923	31,523
Accrued compensation and employee benefits	14,617	12,754
Other current liabilities	15,659	8,490
Total current liabilities	65,199	57,247

Deferred income taxes	5,696	876
Long-term employee benefits and other	36,226	32,702
Shareholders' equity	361,259	331,068
Total liabilities and shareholders' equity	$468,380	$421,893

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Operating activities:
Net earnings	$13,094	$12,274	$49,343	$47,177

Adjustments to reconcile net earnings to net cash provided by operations:
Depreciation	3,121	2,881	12,253	11,569
Amortization	3,160	3,254	12,963	12,577
Deferred income taxes	(3,483)	(1,542)	(3,082)	(1,524)
Noncurrent employee benefits	(365)	110	206	(40)
Stock-based compensation expense	374	332	1,415	1,214
Changes in:
Receivables	(148)	896	3,036	5,451
Inventories	(59)	3,039	5,129	(1,220)
Payables	(6,876)	757	(391)	11,642
Prepaid expenses and other current assets	(1,347)	(1,926)	(3,522)	(7,732)
Other current liabilities	8,429	(500)	12,228	1,600
Total adjustments	2,806	7,301	40,235	33,537
Net cash provided by operations	15,900	19,575	89,578	80,714

Investing activities:
Property, plant and equipment expenditures	(3,204)	(1,907)	(9,059)	(7,496)
Acquisitions, net of cash acquired	(29,134)	-	(29,134)	-
Net cash used for investing activities	(32,338)	(1,907)	(38,193)	(7,496)

Financing activities:
Net decrease short-term debt	-	-	(4,600)	(13,500)
Payment of contingent acquisition consideration	(1,001)	(905)	(1,001)	(2,555)
Dividends paid	(5,232)	(4,943)	(20,340)	(18,595)
Proceeds from exercise of stock options	553	998	1,058	1,961
Repurchase of treasury stock	(182)	(1,848)	(3,116)	(5,207)
Issuance of treasury stock	54	44	180	187
Net cash used for financing activities	(5,808)	(6,654)	(27,819)	(37,709)
Effect of foreign exchange rates on cash	618	129	(164)	276

(Decrease) Increase in cash and cash equivalents	(21,628)	11,143	23,402	35,785
Cash and cash equivalents - beginning of period	93,901	37,728	48,871	13,086

Cash and cash equivalents - end of period	$72,273	$48,871	$72,273	$48,871

Contacts

Karen Bauer at (414) 371-7276 kbauer@badgermeter.com